COMPANHIA FORCA E LUZ
                             CATAGUAZES-LEOPOLDINA

                              Publicly Held Company
               Corporate Taxpayers' No. (CNPJ) 19.527.639/0001-58

                              Relevant Information
                                 Sale of Assets

The management of Companhia Forca e Luz Cataguazes-Leopoldina ("CFLCL"), in compliance with Brazilian Securities Commission (CVM) Instruction No. 358/2002, hereby informs the market that:

a) in line with the new regulatory directives for the Brazilian electric sector, which require the unbundling of generation and distribution activities, the Company entered into an irrevocable and irreversible Commitment for the Purchase and Sale of Shares of Cat-Leo Energia S/A ("Contract"), an entity controlled by CFLCL, with Brascan Energetica S/A ("BESA") on December 30, 2004;

b) the Contract requires CFLCL to satisfy certain conditions precedent, including obtaining the approval of the Brazilian Electricity Regulatory Agency (Agencia Nacional de Energia Eletrica - ANEEL), for the transfer of the concessions and authorizations of new hydro-electric undertakings that will not be acquired by BESA;

c) the Contract also requires CFLCL to spin off certain assets and liabilities of Cat-Leo Energia S/A so that Cat-Leo Energia S/A retains at the time of sale all of the small hydro-electric stations (SHPs) under operation and other assets, totaling an installed power capacity of 76.1 MW, along with the BNDES financing related to these SHPs in the approximate amount of R$92 million;

d) assets and liabilities that are spun-off by Cat-Leo Energia S/A will be assumed by Cat-Leo Construcoes, Industria e Servicos de Energia S/A, a subsidiary of CFLCL. After the sale, BESA shall no longer use the name Cat-Leo Energia S/A; and

e) the approximate price of the transaction will be R$ 250 million, with R$ 158 million being attributed to the sale of the shares, which will be subject to the usual equity variation adjustments up to the date of the financial settlement of the deal, which is projected to occur by February 28, 2005.

CFLCL's Management will keep the market informed regarding the conclusion of the business herein announced.

                          Cataguases, 30 December 2004

                             Mauricio Perez Botelho
                         Director of Investor Relations